EXHIBIT 5




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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.               ________                 harttrinen@aol.com
Will Hart                        (303) 839-0061             Fax: (303) 839-5414


                                  June 20, 2014

CEL-SCI Corporation
8229 Boone Blvd. #802
Vienna, VA 22182



     This letter will constitute an opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation ("CEL-SCI"), of shares of its common stock, preferred stock, convertible preferred stock, rights and warrants, or securities issuable upon the conversion or exercise of these securities, having a maximum value of $75,000,000 all as referred to in the Registration Statement on Form S-3 filed by CEL-SCI with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI and the applicable laws of the State of Colorado, a copy of the Registration Statement, and such other documents as we considered necessary for purposes of this opinion. In our opinion,

     o CEL-SCI is authorized to issue the securities which are the subject of the Registration Statement;

     o such securities, when sold, will be legally issued, fully paid and non-assessable; and

     o the warrants and rights will be, when issued, binding obligations of CEL-SCI under the laws of Colorado.


                                  Very truly yours,

                                  HART & HART, LLC

                                  /s/ William T. Hart

                                  William T. Hart